Exhibit 10.5

Central Pacific Financial Corp.
2023 Stock Compensation Plan
Key Employee Performance-Based Restricted Stock Unit Grant Agreement

This Performance-Based Restricted Stock Unit Grant Agreement (“Agreement”) is effective as of the “Date of Grant” stated in the accompanying Notice of Restricted Stock Unit Grant (“Notice”), between Central Pacific Financial Corp., a Hawaii corporation, (“Company”) with its registered office at 220 South King Street, Honolulu, Hawaii 96813 and the Participant stated in the Notice (the “Participant”), who is an employee of the Company or one of its Subsidiaries.
1.Grant of Restricted Stock Units.
(a)    Amount. The Company hereby grants to the Participant the number of restricted stock units stated in the Notice (“Restricted Stock Units”), where each Restricted Stock Unit represents an unfunded and unsecured right to receive the applicable number of shares earned based on the performance schedule set forth in the Notice of common stock of the Company (“Shares”). This grant is subject to the terms and conditions of this Agreement and the applicable terms and conditions of the Central Pacific Financial Corp. 2023 Stock Compensation Plan (the “Plan”). Capitalized terms not otherwise defined in this Agreement shall have meanings ascribed to such terms in the Plan.
(b)    Vesting. The Restricted Stock Units shall vest and become nonforfeitable as to the number of Shares earned on the earlier of (a) the last day of the Performance Measurement Period provided in the Notice (the “Vesting Date”) or (b) as provided under Section 4 below.
(c)    Settlement. The Restricted Stock Units that vest on the Vesting Date shall be settled by the Company delivering the applicable number of Shares earned based on the performance schedule set forth in the Notice to the Participant for each Restricted Stock Unit vested, within thirty (30) days following the Vesting Date.
2.Restrictions Prior to Vesting and Issuance of Shares.
(a)    Service Restriction. The Restricted Stock Units shall be canceled without issuance of any Shares upon the Participant’s termination of employment with the Company and its Subsidiaries, for any reason prior to the Vesting Date. In the event the Participant’s status changes among the positions of Employee, Director and Independent Contractor, any such change in status shall not constitute a “termination of employment” for purposes of earning, vesting, forfeiture or otherwise.
(b)    Transfer Restriction. None of the Restricted Stock Units may be sold, assigned, pledged, or otherwise transferred, voluntarily or involuntarily, by the Participant.
(c)    Lapse of Restrictions. The restrictions set forth in Sections 2.a. and 2.b. above shall lapse and shall not apply to Shares issued pursuant to the Restricted Stock Units following the Vesting Date.
3.Issuance of Shares; Registration; Withholding Taxes. The Company’s issuance and delivery of the Shares underlying the Restricted Stock Units is conditioned upon: (a) the completion of registration or other qualification of such shares or transaction under any state or federal law, rule, or regulation, or any listing on any securities exchange, as the Company shall determine to be necessary or desirable; (b) the receipt by the Company of such written representations or other documentation as the Company deems necessary to establish compliance with all applicable laws, rules, and regulations, including applicable federal and state securities laws and listing requirements, if any; and (c) the satisfaction of any amount necessary to satisfy any federal, state, or other governmental tax withholding requirements relating to the issuance of the Shares. The Participant shall comply with any and all legal requirements relating to the Participant’s resale or other disposition of any Shares acquired under this Agreement. The Company shall have the right to withhold with respect to the payment of any Share any taxes required to be withheld because of such payment, including the withholding of Shares otherwise payable due to the lapse of the restrictions. The Participant shall comply with any and all legal requirements relating to the Participant’s resale or other disposition of any Shares acquired under this Agreement.
4.Change in Control. In the event that within eighteen (18) months following a Change of Control (as defined in the Plan), the Company or its successor causes to occur an involuntary termination of Participant without Cause (as defined in the Plan) or in the event that Participant resigns from the Company with Good Reason (as defined in this Section 4), any unvested Restricted Stock Units awarded under this Agreement shall become immediately vested in full and settled by the Company delivering one Share to the Participant for each Restricted Stock Unit then vesting within thirty (30) days following such employment termination date.
"Good Reason" shall mean the occurrence of any of the following: (i) a material breach of this Agreement by the Company; (ii) a material reduction in Participant’s base compensation, (iii) a material reduction in Participant's duties and/or responsibilities, or the assignment to Participant of substantial duties inconsistent with Participant's position; or (iv) a requirement by the Company, without Participant's consent, that Participant relocate to a location that is greater than thirty-five (35) miles farther from Participant's place of residence than the prior location; provided that, in any such case, Participant provides written notice to the Company of the event giving rise to such Good Reason within ninety (90) days after the occurrence of such event, and such Good Reason event remains uncured thirty (30) days after Participant has provided such written notice; and provided further that Participant’s resignation for “Good Reason” occurs no later than sixty (60) days following the expiration of such cure period.
5.Nonassignability. The Restricted Stock Units may not be sold, assigned, pledged, or transferred by the Participant. Further, the Restricted Stock Units are not subject to attachment, execution, or other similar process. In the event of any attempt by the Participant to alienate, assign, pledge, hypothecate, or otherwise dispose of the Restricted Stock Units, or the levy of any attachment, execution, or other similar process of the Restricted Stock Units, the Committee may terminate the Restricted Stock Units by notice to the Participant.
6.Share Adjustments. The number of Restricted Stock Units shall be adjusted proportionately for any increase or decrease in the number of issued shares of common stock of the Company by reason of a reorganization, merger, recapitalization, reclassification, stock split, stock dividend, or other like change in the capital structure of the Company. The adjustment required shall be made by the Compensation Committee of the Board of Directors (the “Committee”), whose determination shall be conclusive.
7.Shareholder Rights. Neither the Participant nor any other person shall be, or have any of the rights and privileges of, a shareholder of the Company with respect to the Restricted Stock Units and, accordingly, the Restricted Stock Units carry neither voting rights nor rights to actual or accrued cash dividends. The Restricted Stock Units are mere bookkeeping entries that represent the Company’s unfunded and unsecured obligation to issue Shares on a future date following satisfaction of the applicable service condition. The Participant shall have no rights other than the rights of a general creditor of the Company.
8.Participant Bound by Plan. The Participant hereby acknowledges receipt of a copy of the Plan and acknowledges that the Participant shall be bound by its terms, regardless of whether such terms have been set forth in this Agreement. If there is any inconsistency between the terms of the Plan and the terms of this Agreement, the Participant shall be bound by the terms of the Plan.
9.Amendment. This Agreement may be amended by the Committee at any time based on its determination that the amendment is necessary or advisable in light of any addition to, or change in, the Code or regulations issued thereunder, or any federal or state securities law or other law or regulation, or the Plan, or based on any discretionary authority of the Committee under the Plan. However, unless necessary or advisable due to a change in law, any amendment to this Agreement which has a material adverse effect on the interest of the Participant under this Agreement shall be effective only with the consent of the Participant.
Notwithstanding the foregoing, the Company reserves the right to make any changes and amendments to this Agreement or to withhold or recover the grants and/or compensation hereunder (on either a retroactive or prospective basis and whether or not earned/accrued or yet to be earned/accrued) as necessary or required to comply with all applicable laws, regulations and restrictions.
10.No Advice, Warranties, or Representations. The Company is not providing the Participant with advice, warranties, or representations regarding any of the legal or tax effects to the Participant with respect to the Restricted Stock Units or the settlement of Shares. The Participant is encouraged to seek legal and tax advice from the Participant’s own legal and tax advisers.
11.Continued Service. Neither the Plan nor the grant of Restricted Stock Units confers upon the Participant the right to continue as an employee of the Company or any of its Subsidiaries. Subject to other applicable agreements with the Participant, the Company or a Subsidiary may discharge the Participant from employment at any time.
12.Code Section 409A. This grant of Restricted Stock Units is intended to be exempt from Section 409A of the Code, and this Agreement is intended to, and shall be interpreted, administered and construed consistent therewith. The Committee shall have full authority to give effect to the intent of this Section 12.
13.Clawback of Unearned Shares. The Company reserves the right, where permitted or required pursuant to the Plan and/or in accordance with applicable federal or state laws and regulations, to recoup any Shares, or the value of such

Shares, issued pursuant to this Agreement, if the Shares were issued or would be issuable on the basis of erroneous financial or operational information, including but not limited to the performance criteria during the Performance Measurement Period set forth in the Notice, if erroneous financial or operational information was used to calculate the results of such performance criteria. In addition, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the Company will be required to adopt a policy whereby, in the event of a restatement of its financial statements, the Company will be required to recover from current and former executives any incentive-based compensation, for the three years preceding the restatement, that would not have been awarded under the restated financial statements. Notwithstanding anything contained herein to the contrary, if and when the NYSE listing standard adopted pursuant to this provision of the Dodd-Frank Act becomes effective and applicable to the Restricted Stock Units granted under this Agreement, the Restricted Stock Units shall be subject to the executive compensation recoupment policy adopted by the Company pursuant to such listing standard.
14.Miscellaneous. This Agreement and the Plan set forth the final and entire agreement between the parties with respect to the subject matter hereof, which shall be governed by and construed in accordance with the laws of the State of Hawaii applicable to contracts made and to be performed in Hawaii. This Agreement shall bind and benefit the Participant, the heirs, distributees, and personal representative of the Participant, and the Company and its successors and assigns.

BY ACCEPTING THIS AGREEMENT AND THE GRANT OF RESTRICTED STOCK UNITS PURSUANT TO THIS AGREEMENT, THE PARTICIPANT AGREES TO ALL THE TERMS AND CONDITIONS DESCRIBED IN THIS AGREEMENT AND IN THE PLAN.